UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RED SKY RESOURCES INC.
(Exact name of registrant as specified in charter)

NEVADA	1040	98-0443283
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 2410, 650 West Georgia Street, PO Box 11524
Vancouver, British Columbia, Canada, V6B 4N7
(604) 689-8336
Fax (604) 682-5564
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. D. Barry Lee, President
Suite 2410, 650 West Georgia Street, PO Box 11524
Vancouver, British Columbia, Canada, V6B 4N7
(604) 689-8336
Fax (604) 682-5564
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:
Michael H. Taylor, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7
Tel: 604-689-9111

Approximate date of commencement of proposed sale to the public:From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Shares of Common Stock, par Value $0.0001 per share	681,500 shares	$0.20 per share	$136,300	$16.04
(1) Total represents (i) 181,500 shares of common stock issued in connection with a private placement transaction completed by the Registrant in February 2002; and (ii) 500,000 shares of common stock issued in connection with a private placement transaction completed by the Registrant in December 2004.
(2) In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.
(3) The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the sales price of the Shares, being the most recent sales of shares of the Registrant’s common stock. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2005

PROSPECTUS

RED SKY RESOURCES INC.

a Nevada Corporation

681,500 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 681,500 shares of common stock of Red Sky Resources Inc. (“We” or “Red Sky”) that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus. These shares were purchased from us in two separate private placement transactions that completed in February 2002 and December 2004, as described in this prospectus under “Selling Shareholders”.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 12 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is: January 28, 2005

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE

SUMMARY	5

RISK FACTORS	7

RISKS RELATED TO OUR OPERATING RESULTS	7
If we do not obtain additional financing, our business plan will fail	7
If we are unable to maintain our interest in our twenty-five Alaska mineral claims, then we will lose our interest in these mineral claims and our business will fail	8
Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment	8
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future	8
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern	8
If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Alaska mineral claims without additional financing, of which there is no assurance that we would be able to obtain.	9
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail	9
Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	9
If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production	9
Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts	9
As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program	10
If we do not obtain clear title to our mineral claims, our business may fail	10
If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work	10
Because our executive officer has no experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail	10
Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail	10
RISKS RELATING TO OUR COMMON STOCK	11
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares	11
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock	11
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock	11

FORWARD-LOOKING STATEMENTS	12

USE OF PROCEEDS	12

DETERMINATION OF OFFERING PRICE	12

DILUTION	13

SELLING SHAREHOLDERS	13

PLAN OF DISTRIBUTION	18

LEGAL PROCEEDINGS	20

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” or “Red Sky” refers to Red Sky Resources Inc.. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own twenty-five mineral claims located in the Iliamna Lake area of Alaska covering an area of 4,000 acres that we believe are prospective for gold and copper mineral deposits. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold and copper. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our mineral claims in March 2004. We have obtained a geological report on our Alaska claims that has recommended a phased exploration program on our property. We have determined to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $30,000. At December 31, 2004, we had cash of $81,934 and working capital of $79,109. Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program. We will, however, require additional financing in order to complete full exploration of our mineral claims to determine whether any mineral deposit exists on our minerals claims. Even if we determine that a mineral deposit exists on our mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We were incorporated under the laws of Delaware in a Nevada corporation under the name Pacific Petroleum Inc. We merged with our wholly owned subsidiary, Red Sky Resources Inc., effective December 20, 2004. Our name was changed to Red Sky Resources Inc. upon completion of this merger and we are now a Nevada corporation.

Our principal offices are located at Suite 2410, 650 West Georgia Street, PO Box 11524, Vancouver, British Columbia, Canada V6B 4N7. Our telephone number is (604) 689-8336 and our fax number is (604) 682-5564.

The Offering

The Issuer:	Red Sky Resources Inc.
The Selling Shareholders:
The selling shareholders consist of certain of our existing shareholders who purchased common shares from us in February 2002 and December 2004 in two separate private placement transactions completed pursuant to Rule 903 of Regulation S of the Securities Act of 1933 (the “Securities Act”).

Shares Offered by the Selling Shareholders:
The selling shareholders are offering all of the 681,500 shares of our common stock acquired by the selling shareholders in the private placement transactions completed by us in February 2002 and December 2004.

Offering Price
The selling shareholders will sell their shares of our common stock at a price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering
The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be approximately $25,000. Refer to “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 681,500 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 2,196,500 shares of our common stock issued and outstanding as at January 28, 2005.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the years ended December 31, 2004 and 2003, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

	December 31, 2004	December 31, 2003
	(Audited)	(Audited)

Cash	$81,934	$ -

Total Assets	$81,934	$11,570

Total Liabilities	$2,825	$16,220

Total Stockholders’ Equity (Deficit)	$79,109	($4,650)

Statements of Operations

	From inception
	(October 14, 2001)	Year Ended	Year Ended
	to December 31, 2004	December 31, 2004	December 31, 2003
	(Audited)	(Audited)	(Audited)

Revenue	$ -	$ -	$ -

Operating Expenses	$50,516	$16,241	$24,450

Net Loss	$50,516	$16,241	$24,450

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our operating results

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the phase one exploration of our mineral claims, however, we will need to obtain additional financing in order to complete our business plan. As of December 31, 2004, we had cash on hand of $81,934. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. The Phase One exploration program on the property as recommended by our consulting geologist is estimated to cost approximately $30,000. We will require additional financing in order to complete phase two of the recommended exploration program. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price of gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

If we are unable to maintain our interest in our twenty-five Alaska mineral claims, then we will lose our interest in these mineral claims and our business will fail.

Our mineral properties consist of our interest in twenty-five Alaska minerals claims. The State of Alaska charges an annual rental fee of $100 per mineral claim on the 1st of September of each year. This payment must be paid within ninety days of the 1st of September which is the 30th of every November. We must pay $2,500 for our twenty-five mineral claims by November 30, 2005 to keep the claims in good standing. We must also make annual exploration expenditures on the mineral property of at least $400 per mineral claim, or $10,000 in total for the twenty-five mineral claims, on the 1st of every September, except in the initial year of staking, in order to keep our property in good standing with the State of Alaska. The documentation for exploration expenditures must be submitted within ninety days of the 1st of September which is the 30th of every November. If we do not complete the exploration expenditures, we must either make the payment in lieu of the exploration work of $10,000 by the 30th of every November, or lose any interest in the Alaska mineral property. Our first exploration expenditure commitment of $10,000 must be incurred by September 1, 2005. If we fail to make any of the required payments, you could lose all or part of your investment in this offering.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on October 14, 2001, and to date have been involved primarily in organizational activities, evaluating resource projects and staking mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern

We have incurred a net loss of $50,516 for the period from October 14, 2001 (inception) to December 31, 2004, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Alaska mineral claims without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our Alaska mineral claims. We are proceeding to carry out an exploration program that has been recommended in a geological report that we obtained on the Alaska mineral claims. This exploration program outlines a budget for completion of the recommended exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Alaska summer mining season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or copper in our mineral claim. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our Alaska mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

Our mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to the mineral claims is restricted to the period between May and October of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as in mining and production in the event that commercial amounts of minerals are found. Such delays can result in our failure to meet deadlines for exploration expenditures by September 1st of each year as defined by the State of Alaska. This will cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Alaska Statutes and Alaska Administrative Code as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our mineral claims, our business may fail.

While we have obtained geological reports with respect to our mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of the proposed phase two exploration work program. If the survey results are defective, we will lose all right and title to the ground now held by the mineral claims. If we are unable to obtain clear title you may lose your entire investment in this offering.

If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our mineral claims. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you will lose your entire investment in this offering.

Because our executive officer has no experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Our executive officer has no experience in mineral exploration and does not have formal training as a geologist or in the technical aspects of management of a mineral exploration company. As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, the lack of training and experience of our management in this industry could result in management making decisions that could result in a reduced likelihood of our being able to locate commercially exploitable reserves on our mineral claims with the result that we would not be able to achieve revenues or raise further financing to continue exploration activities. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officer is spending approximately fourteen hours per week of his business time on providing management services to us. While our executive officer presently possesses adequate time to attend to our interests, it is possible that the demands on him from his other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

RISKS RELATING TO OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 31.0% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below in the sections of this prospectus entitled “Selling Shareholders” and “Plan of Distribution”. We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of $0.20 per share of our common stock was determined arbitrarily based on the last sales price of our most recent private offering of common stock, which was $0.20 per share. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 681,500 shares of common stock offered through this prospectus. The selling shareholders acquired the 681,500 shares of common stock offered through this prospectus from us in the following transactions:

1.
The selling shareholders acquired 181,500 shares of our common stock from us at a price of $0.15 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on February 6, 2002.

2.
The selling shareholders acquired 500,000 shares of our common stock from us at a price of $0.20 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on December 30, 2004.

The following table provides, as of January 28, 2005, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to this offering;

2.	the total number of shares that are to be offered by each selling shareholder;

3.	the total number of shares that will be owned by each selling shareholder upon completion of the offering; and

4.	the percentage owned by each selling shareholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1), (2)

ACC Axis Capital Corp. 6010 Gleneagles Place West Vancouver, BC V6K 1S6 Beneficial Owner: Michael Harrison	5,000	5,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Angus, Kevin	5,000	5,000	-0-	-0-
405 Lake Simcoe Crescent
Calgary, Alberta
T2J 5L3

Bader, Michael (4)	50,000	50,000	-0-	-0-
1949 – 9 Avenue N.W.
Calgary, AB
T2N 4N3

Brown, Ernie (8)	5,000	5,000	-0-	-0-
13446 17th Avenue
Surrey, BC
V4A 6M8

Brown, Norene(8)	5,000	5,000	-0-	-0-
13446 17th Avenue
Surrey, BC
V4A 6M8

Bruk, Steven	7,500	7,500	-0-	-0-
3230 Mathers Avenue
West Vancouver, BC
V7V 2K7

Cooper, Christine T. (11)	5,000	5,000	-0-	-0-
1229 Babine Crescent
Prince George, BC
V2M 3X7

Cooper, Robert J. (11)	5,000	5,000	-0-	-0-
2331 Christopherson Road
Surrey, BC
V2M 3X7

David, Michael	5,000	5,000	-0-	-0-
3036 Maplewood Court
Coquitlam, BC
V3E 3P3

DBR Capital	5,000	5,000	-0-	-0-
7271 Francis Road
Richmond, BC
V6Y 1A1
Beneficial Owner: Rod Jiao

England, David H.	5,000	5,000	-0-	-0-
33 Edgebrook Green N.W.
Calgary, Alberta
T3A 4N2

Frakes, Tony	5,000	5,000	-0-	-0-
4745 Pheasant Place
North Vancouver, BC
V7R 4G4

Hanson, Stephen	5,000	5,000	-0-	-0-
4039 Sunset Boulevard
North Vancouver, BC
V7R 3Y7

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Law, Scott	5,000	5,000	-0-	-0-
12 Carriage Lane
Calgary, Alberta
T3L 3L8

Ledgerwood Holdings Ltd.(10)	5,000	5,000	-0-	-0-
6590 Marine Drive
Vancouver, BC
V6P 5X1
Beneficial Owner: Bruce
Macdonald

Lee, M. Robert(5)	7,500	7,500	-0-	-0-
304 - 1027 Davie Street
Vancouver, BC
V6E 4L2

Lee, Robert E.(5)	50,000	50,000	-0-	-0-
9644 Menzies
Chilliwack, BC
V2P 5Y9

Macdonald, Violet(10)	5,000	5,000	-0-	-0-
6590 Marine Drive
Vancouver, BC
V6P 5X1

Martin, Gary F.H.	5,000	5,000	-0-	-0-
68 Woodpath Terrace S.W.
Calgary, Alberta
T2W 5Z6

Medwed, Sunny(4)	50,000	50,000	-0-	-0-
1949 – 9 Avenue N.W.
Calgary, AB
T2N 4N3

Neuman, George	50,000	50,000	-0-	-0-
1326 West 13th Avenue
Suite 705
Vancouver, BC
V6H 1N8

Oswald, Hugh	4,000	4,000	-0-	-0-
2400 Russet Place
West Vancouver, BC
V7V 3B6

Patychuk, Gregory(7)	50,000	50,000	-0-	-0-
PO Box 2006 Stn Main
Banff, AB
T1L 1B7

Ricci, Tony	5,000	5,000	-0-	-0-
6590 Dunnedin Street
Burnaby, BC
V5B 1Y8

Rodger, Laurie	5,000	5,000	-0-	-0-
P.O. Box 130
Jasper, Alberta
T0E 1E0

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Rooke, Heidi(3)	50,000	50,000	-0-	-0-
2715 St. Moritz Way
Abbotsford, B.C.
V3G 1C3

Rooke, Shirley (3)	50,000	50,000	-0-	-0-
2720 St. Moritz Way
Abbotsford, B.C.
V3G 1C3

Selkirk, Tom	5,000	5,000	-0-	-0-
P.O. Box 634
Bragg Creek, Alberta
T0L 0K0

Sellers, Leslie(7)	50,000	50,000	-0-	-0-
PO Box 2006 Stn Main
Banff, AB
T1L 1B7

Sharpe, Alison(9)	5,000	5,000	-0-	-0-
1281 Eldon Road
North Vancouver, BC
V7R 1T5

Sharpe, Anna(9)	5,000	5,000	-0-	-0-
1281 Eldon Road
North Vancouver, BC
V7R 1T5

Sharpe, Betsy(9)	7,500	7,500	-0-	-0-
1281 Eldon Road
North Vancouver, BC
V7R 1T5

Sharpe, Donald(9)	7,500	7,500	-0-	-0-
1281 Eldon Road
North Vancouver, BC
V7R 1T5

Sharpe, Lynn(9)	5,000	5,000	-0-	-0-
1281 Eldon Road
North Vancouver, BC
V7R 1T5

Smith, Betty(6)	50,000	50,000	-0-	-0-
363 West 17th Avenue
Vancouver, BC
V5Y 1Z9

Smith, Robert (6)	50,000	50,000	-0-	-0-
363 West 17th Avenue
Vancouver, BC
V5Y 1Z9

Spooner, Dominic(14)	5,000	5,000	-0-	-0-
553 Duchess Avenue
West Vancouver, BC
V7T 1G5

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Treleavan, Traci(14)	5,000	5,000	-0-	-0-
553 Duchess Avenue
West Vancouver, BC
V7T 1G5

Varshney, Hari(13)	5,000	5,000	-0-	-0-
4506 Belmont Avenue
Vancouver, BC
V6R 1C4

Varshney, Madhu(13)	5,000	5,000	-0-	-0-
4506 Belmont Avenue
Vancouver, BC
V6R 1C4

Varshney, Peeyush(13)	5,000	5,000	-0-	-0-
3703 West 11 Avenue
Vancouver, BC

Wright, Ann(12)	5,000	5,000	-0-	-0-
1279 Eldon Road
North Vancouver, BC
V7R 1T5

Wright, J.P.(12)	5,000	5,000	-0-	-0-
1279 Eldon Road
North Vancouver, BC
V7R 1T5

Young, Ninon Yvette	7,500	7,500	-0-	-0-
4706 Parker Street
Burnaby, BC
V5C 3E3

Footnotes:

(1) Based on 2,196,500 shares of our common stock issued and outstanding as of January 28, 2005.

(2) Beneficial ownership if calculation under Rule 13d-3 of the Exchange Act. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3) Heidi Rooke, the owner of 50,000 shares of our common stock, is the adult daughter of Shirley Rooke, the owner of 50,000 shares of our common stock. Each of these shareholders has no beneficial ownership interest in the other party’s respective shareholdings. Shirley Rooke is the adult sister and Heidi Rooke is the adult niece of D. Barry Lee, our sole executive officer and director.

(4) Michael Bader, the owner of 50,000 shares of our common stock, is the common law partner of Sunny Medwed, the owner of 50,000 shares of our common stock.

(5) Robert E. Lee, the owner of 50,000 shares of our common stock, is the father of both M. Robert Lee, the owner of 7,500 shares of our common stock, and D. Barry Lee, our sole executive officer and director.

(6) Robert Smith, the owner of 50,000 shares of our common stock, is the husband of Betty Smith, the owner of 50,000 shares of our common stock.

(7) Leslie Sellers, the owner of 50,000 shares of our common stock, is the wife of Gregory Patychuk, the owner of 50,000 shares of our common stock.

(8) Norene Brown, the owner of 5,000 shares of our common stock, is the wife Ernie Brown, the owner of 5,000 shares of our common stock.

(9) Donald Sharpe, the owner of 7,500 shares of our common stock, is the husband of Betsy Sharpe, the owner of 7,500 shares of our common stock. Alison Sharpe, Anna Sharpe and Lynn Sharpe, each of whom owns 5,000 shares of our common stock, are the children of Donald and Betsy Sharpe.

(10) The controlling shareholder of Ledgerwood Holdings Ltd., the owner of 5,000 shares of our common stock, is Bruce Macdonald, who is the husband of Violet Macdonald, the owner of 5,000 shares of our common stock.

(11) Christine T. Cooper, the owner of 5,000 shares of our common stock, is the wife of Robert J. Cooper, the owner of 5,000 shares of our common stock.

(12) J.P. Wright, the owner of 5,000 shares of our common stock, was the husband of Ann Wright, the owner of 5,000 shares of our common stock. They have since divorced.

(13) Hari Varshney, the owner of 5,000 shares of our common stock, is the husband of Madhu Varshney, the owner of 5,000 shares of our common stock. Peeyush Varshney, the owner of 5,000 shares of our common stock, is the adult son of Hari and Madhu Varshney.

(14) Dominic Spooner, the owner of 5,000 shares of our common stock, is the husband of Traci Treleavan, the owner of 5,000 shares of our common stock.

Because a selling shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling shareholders may offer and sell the shares covered by this prospectus at various times. The selling shareholders will act independently of Red Sky in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling shareholders will sell their shares at an offering price of $0.20 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling shareholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1. a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2. purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3. ordinary brokerage transactions in which the broker solicits purchasers;

4. through options, swaps or derivative;

5. in transactions to cover short sales;

6. privately negotiated transactions; or

7. in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $25,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of January 28, 2005 are as follows:

Director:

Name of Director	Age
D. Barry Lee	48

Executive Officer:

Name of Director	Age	Office
D. Barry Lee	48	President, Secretary and Treasurer

The following describes the business experience of our director and executive officer, including other directorships held in reporting companies:

D. Barry Lee is and has been our sole director, president, secretary and treasurer since inception, October 14, 2001. Mr. Lee has over ten years of experience in both the domestic and international oil and gas industries. Mr. Lee received his BA from the University of Alberta.

A description of Mr. Lee’s business experience is presented below:

Name of Company	Dates	Description
Banks Energy Inc. (formerly, Banks Ventures Ltd.)	March 2000 to Present

Mr. Lee has been the President, founder and director of Banks Energy Inc. ("Banks"), since September 2002 and March 2000, respectively. Banks is a Canadian company listed on the TSX Venture Exchange with several producing heavy oil wells in Saskatchewan, Canada.

Name of Company	Dates	Description
Watch Resources Ltd.	August 2000 to April 2004

Mr. Lee had held the position of President with Watch Resources Ltd. (Watch), a Canadian company listed on the TSX Venture Exchange with oil and gas projects in eastern Alberta and north-eastern British Columbia, Canada, from August 2000 to April 2004. Mr. Lee remains a director of Watch.

P.I.L. Productions Limited	January 1985 to Present	Mr. Lee has been the President and Chief Executive Officer of P.I.L. Productions Limited, a private business management company, from January 1985 to present.
Trinity Ventures Ltd.	January 2000 to September 2002

From January 2000 to September 2002, Mr. Lee was the co-founder and a director of Trinity Ventures Ltd., a company previously listed on the TSX Venture Exchange. Trinity was acquired by Banks in September 2002.

Choice Resources Ltd.	August 2001 to May 2004	Mr. Lee was the Chief Operating Officer, co-founder and director of Choice Resources Corp., a Canadian company listed on the TSX Venture Exchange that produces natural gas in Alberta, Canada.
Copacabana Capital Limited	July 2004 to Present	Since July 2004, Mr. Lee has been a director of Copacabana Capital Limited, a non-active company listed on the NEX board of the TSX Venture Exchange.
Benchmark Energy Corp.	February 2002 to Present	Since February 2002, Mr. Lee has been a director of Benchmark Energy Corp., a non-active company listed on the NEX board of the TSX Venture Exchange.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officer and director described above.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 28, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers, and (iv) our officers and directors as a group. Each shareholder listed possess sole voting and investment power with respect to the shares shown.

	Name and address	Amount and nature
Title of class	of beneficial owner	of beneficial owner	Percentage of class

Common Stock	D. Barry Lee	1,500,000	68.29%
	Suite 2410, 650 West Georgia St.
	PO Box 11524
	Vancouver, BC, Canada
	V6B 4N7

Common Stock	All executive officers and directors as	1,500,000	68.29%
	a group (one person)

(1) The percentage of class is based on 2,196,500 shares of common stock issued and outstanding as of January 28, 2005.

(2) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.0001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of January 28, 2005, there were 2,196,500 shares of our common stock issued and outstanding held by 47 shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a) the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d) sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e) the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f) voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g) subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters’ rights in connection with such an acquisition. These provisions could have the effect of delaying or preventing a change in control of our company.

LEGAL MATTERS

Lang Michener, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The financial statements included in this prospectus and registration statement have been audited by Moore Stephens Ellis Foster Ltd., Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral property was prepared by William T. Ellis, B.Sc., Certified Professional Geologist, and is included in reliance upon such report given upon the authority of Mr. Ellis as a professional geologist.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 14, 2001 under the laws of the state of Delaware under the name Pacific Petroleum Inc. On the date of our incorporation, we appointed D. Barry Lee as our President, Secretary, Treasurer and director. Mr. Lee is our promoter. Mr. Lee participated in the initial private placement of our securities on October 14, 2001, purchasing 1,500,000 shares at a price of $0.0001 per share. Additional, transactions in which Mr. Lee has had an interest in are described in detail below under the heading “Certain Relationships and Related Transactions.”

On November 23, 2004, we incorporated Red Sky Resources Inc. (“Red Sky Nevada”) in the state of Nevada as our wholly-owned subsidiary. At a shareholders’ meeting held on November 19, 2004, approval was obtained for a merger with our wholly-owned subsidiary, Red Sky Nevada (the “Merger”). At the time of the Merger, we owned all of the issued and outstanding shares of Red Sky Nevada. We completed this merger effective December 20, 2004. Each share of our common stock issued and outstanding immediately prior to the Merger was converted into one share of common stock of Red Sky Nevada. The surviving legal entity is Red Sky Nevada while our financial statements reflect the continuation of Pacific Petroleum Inc. The effect of the Merger was our re-domiciling from the State of Delaware to the State of Nevada and the change of our name from Pacific Petroleum Inc. to Red Sky Resources Inc.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own twenty-five mineral claims located in the Iliamna Lake area of Alaska that we believe are prospective for gold and copper mineral deposits. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold and copper. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our mineral claims in March 2004. We have obtained a geological report on our Alaska claims that has recommended a phased exploration program on our property. We have determined to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $30,000. At December 31, 2004, we had cash of $81,934 and working capital of $79,109. Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program. We will however require additional financing in order to complete full exploration of our mineral claims to determine whether any mineral deposit exists on our minerals claims. Even if we determine that a mineral deposit exists on our mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

EXPLORATION STAGE COMPANY

We are an exploration stage company. We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

PRIOR FARM-OUT OF INTEREST IN NATURAL GAS PROPERTY

In June 2003, we entered into a farmout agreement with Banks Energy Inc. (“Banks”), a Canadian company listed on the TSX Venture Exchange, for the right to earn a 10.75% net revenue interest in the petroleum and natural gas rights on one section of land located in Tehama County, California, by paying 12.75% of the drilling, completion and tie-in costs of wells drilled on the property. In July 2003, we advanced Banks $22,580 for our proportionate share of the drilling costs on a natural gas well on the property, which represented 12.75% of the estimated total drilling costs of the well. Banks is a related company to us by virtue of sharing a common officer and director. The operator of the property was a third party company based in the United States.

In December 2003, Banks entered into an agreement with the operator of the property to sell all of its interests held in Tehama County, California, including our working interest in the one section, back to the operator for a minor loss. In conjunction with the sale, Banks agreed to reimburse us in full for all of our exploration expenditures incurred on the property to date. We were reimbursed $22,580 from Banks during the year ended December 31, 2004.

ACQUISITION OF THE ALASKA MINERAL CLAIMS

In the first quarter of 2004, our management began to evaluate the area of Alaska currently encompassing the mineral claims when a third-party mineral exploration company approached us about the opportunity to acquire mineral claims. The area in and around the mineral claims had been given a great deal of public press after a third party mineral exploration company publicly announced independent resource estimates on a mineral property in southwestern Alaska. Our management was introduced to a consulting geologist and prospector located in the area of the mineral claims and received their opinion on the availability of prospective mineral properties in the area based on their knowledge of information made public by the Alaska Department of Natural Resources and a magnetic survey that was published as an open file report by the United States Geological Survey in January 2004.

We acquired a 100% interest in our twenty-five mineral claims by mineral staking in March 2004 in order to cover an area prospective for gold and copper. The staking was originally completed by Alaska Earth Resources, Inc., an Alaska geological company, acting as our agent. Shortly thereafter, we filed our certificate of authority to do business in the State of Alaska and the legal title to the claims was transferred from Alaska Earth Resources, Inc. to us.

We obtained an initial geological report on our mineral claims prepared by William T. Ellis, B.Sc., Certified Professional Geologist in August 2004. In January 2005, we obtained a second geological report from Mr. Ellis that incorporated the recent compilation of published technical reports and maps for the area encompassing our claims and updated the recent exploration activity and results of other mineral exploration companies in the area of our mineral claims.

1. Our Ownership Interest in the Alaska Mineral Claims

We own title to each of twenty-five mineral claims. Our ownership of these mineral claims is subject to a 3% net proceeds interest to the State of Alaska on production. Each mineral claim entitles us to one quarter section of property reserved for mineral exploration that consists of 160 acres. Each quarter section equals one quarter of one square mile. The total area of the twenty-five mineral claims is approximately 4,000 acres or 6.25 square miles.

Our mineral claims consist of twenty-five mineral claims located in the Iliamna Lake area of Alaska. The mineral claims have the following legal description:

Name of
Mining Claim	ADL Number	Meridian	Expiry Date

Fur 14	644537	Seward	September 1, 2005
Fur 15	644538	Seward	September 1, 2005
Fur 26	644549	Seward	September 1, 2005
Fur 27	644550	Seward	September 1, 2005
Fur 28	644551	Seward	September 1, 2005
Fur 29	644552	Seward	September 1, 2005
Fur 30	644553	Seward	September 1, 2005
Fur 31	644554	Seward	September 1, 2005
Fur 32	644555	Seward	September 1, 2005
Fur 33	644556	Seward	September 1, 2005
Fur 34	644557	Seward	September 1, 2005
Fur 37	644560	Seward	September 1, 2005
Fur 38	644561	Seward	September 1, 2005
Fur 39	644562	Seward	September 1, 2005
Fur 40	644563	Seward	September 1, 2005
Fur 41	644564	Seward	September 1, 2005
Fur 42	644565	Seward	September 1, 2005
Fur 43	644566	Seward	September 1, 2005
Fur 44	644567	Seward	September 1, 2005
Fur 45	644568	Seward	September 1, 2005
Fur 46	644569	Seward	September 1, 2005
Fur 47	644570	Seward	September 1, 2005
Fur 48	644571	Seward	September 1, 2005
Fur 49	644572	Seward	September 1, 2005
Fur 50	644573	Seward	September 1, 2005

Each of our mineral claims is in good standing with the State of Alaska until September 1, 2005.

In order to maintain our mineral claims in good standing after September 1, 2005, we must make payment to the State of Alaska of an annual rental fee of $100 per quarter section, or $2,500 in total for our twenty-five mineral claims. This payment is for claims owned as of the 1st of every September and is payable within ninety days or the 30th of every November. Accordingly, we will be required to make a payment of $2,500 to the State of Alaska by November 30, 2005 to maintain our claims in good standing until September 1, 2006. If we do not make this payment, we will lose our mineral claims.

In addition, we must complete annual labor or exploration expenditures on the mineral claims and file confirmation of work with the applicable mining recording office of the State of Alaska. Currently, exploration work with a minimum value of $400 per quarter section (or mineral claim) is required before the 1st of every September with the exception of the year the mineral claims are staked. Because our mineral claims were staked last year, we are subject to the annual labor commitment for the period ended September 1, 2005. Our claims encompass twenty-five quarter sections so our commitment for exploration expenditures with the State of Alaska for this year is $10,000. If we do not complete this minimum amount of exploration work by September 1, 2005, we will be required to pay a fee in lieu of exploration work in the amount of $400 per quarter section, or $10,000 in total, to the State of Alaska. If we fail to make and file the work expenditures or, alternatively, make the appropriate payments to the State of Alaska in lieu of exploration expenditures, we will lose all interest in our mineral claims.

2. Location and Access to our Alaska Mineral Claims

Our mineral claims are located approximately 7.5 miles northwest of Lake Iliamna which is 215 miles southwest of Anchorage, Alaska. The mineral claims are located thirty-two miles west of the town of Iliamna, which has a paved commercial airport, general store, and lodge facilities. There are several float plane carriers in the area that may be used for an exploration fly camp support. Float planes can land on lakes in or near our property. There are no roads in the area outside the immediate vicinity of Ilamna. Our property can be accessed by snow machine in the winter and by all terrain vehicles in the summer. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

A small scale map showing the location and access to our mineral claims is presented below:

Physiography

Our claims occupy a relatively flat plateau at an elevation of 600-750 feet above sea level that is underlain by glacial outwash. There are no trees and vegetation is sparse consisting of grasses, moss and lichen.

Glossary

The following discussion of the geology and exploration of our mineral claims include the following technical and scientific terms which are defined below:

Term	Definition
Electromagnetic surveys

Measuring whether or not rocks on the surface and subsurface of the property conduct electricity. Copper and gold are excellent conductors of electricity. Areas of high conductivity are targets for follow-up exploration.

Magnetic surveys

Searching for changes in the magnetic field over property areas. Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as pyrrhotite, hematite and magnetite. These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Induced Polarization (“IP”) survey	An electrical survey method that measures the resistivity and chargeability of rock which may be a result of sulphide content of the rock.
Airborne geophysical surveys

The search for mineral deposits by measuring the physical property of near-surface rocks through the use of an airplane or helicopter in order to detect unusual responses caused by the presence of mineralization. Electrical, magnetic, gravitational, seismic and radioactive properties are the ones most commonly measured.

Drilling	Extracting a long cylinder of rock from the ground to determine amounts of metals at different depths. Pieces of the rock obtained, known as drill core, are analysed for mineral content.

Geophysics	The study of physical properties of rock and minerals.
Geochemistry	The study of chemical properties of rocks.
Ore	A mixture of minerals from which at least one metal can be extracted at a profit.

3. Prior Exploration of Our Mineral Claims

Very little surface mapping or sampling has been completed on our mineral claims. None of the prior exploration on our mineral claims has been completed by us, other than the preparation of a geological report and an update to this geological report.

An airborne magnetic survey was flown over the claim area in 2000 by a third party and a brief follow-up geologic reconnaissance was completed by them. That magnetic survey data was published as an open file report by the United States Geological Survey in January 2004 allowing the public to view the data. There is no regional geochemistry in the area except for very wide-spaced National Uranium Resource Evaluation data of which only one stream sample was taken within the claim group.

We obtained a geological report on our mineral claims prepared by William T. Ellis of Alaska Earth Sciences, Inc. in August 2004. This report was based on information on our mineral claims included in the public domain, geologic maps, from recently released geological survey data, and from Mr. Ellis’s geological experience in the area. Mr. Ellis outlined a phased exploration program on our mineral claims. We have determined to proceed with this phased exploration program, as outlined below under “Our Planned Exploration Program”.

We obtained an updated geological report from Mr. Ellis in January 2005. This updated report included a compilation of published technical reports and maps for the area encompassing our claims and updated the recent exploration activity and results of other mineral exploration companies in the area of our mineral claims.

4. Present Condition and Current State of Exploration

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

5. Geology of Our Mineral Claims

Our mineral claims lie on a discrete circular magnetic anomaly that was observed as a result of the airborne magnetic survey completed by the United States Geological Survey in January 2004. This magnetic anomaly is near the conjunction, or meeting, of two regional geological trends that are referred to as the “Lake Clark Grabben” and a multi-phased intrusive corridor that holds a south-west trending mineralized system. Areas near the claims are covered by younger tertiary volcanic rocks, but the circular magnetic anomaly is covered by recent glacial till or drift. The claims largely cover areas of low to moderate elevation where potential mineralized systems are likely to be close the surface. The circular magnetic anomaly consists of an elongated magnetic low rimmed by magnetic heights. In his report, Mr. Ellis considers that the magnetic low could represent a geological feature associated with gold and/ or copper mineralization.

OUR PLANNED EXPLORATION PROGRAM

Mr. Ellis’s geological report recommends a phase one exploration work program on the property that will include a four to five line reconnaissance IP and ground magnetic survey to define targets for further work. The proposed northwest-trending lines are approximately one to two miles long and spaced approximately three quarters of a mile apart. A budget of $30,000 is estimated for phase one and it is expected to take approximately two weeks to complete. We expect to commence this exploration program in late spring of 2005 depending on the availability of personal and equipment. To date, we have spent no exploration expenditures on the property, other than amounts spent in completing geological reports on our mineral claims. The components of the budget for this initial geological work program are as follows:

PHASE ONE	Budgeted Expense

IP and ground magnetic survey – seven line miles	$20,000

Helicopter mobilization/demobilization - 2 days at $750/hr	7,000

Camp cost and logistical support - 10 days with 5 men	3,000

Phase One Total	$30,000

Our board of directors will make a determination whether to proceed with phase two of the exploration program upon completion of phase one of the exploration program by the geologist and the review of the results of phase one. In completing this determination, we will make an assessment as to whether the results of phase one are sufficiently positive to enable us to achieve any financing that may be necessary for us to proceed with phase two of the exploration program. This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

Phase two will consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest as identified in phase one. Phase two is intended to identify the geological environment underlying the mineral claims and a detailed mineralization map to scale should be produced. A geologist and a camp consisting of four crew members will conduct a field program. Under the supervision of the geologist, the crew will collect sediment samples for geochemical analysis on the areas of interest identified in phase one. This field work is expected to take place over a two week period and the analysis of the sediment samples is expected to take an additional three to four weeks. This level of surveying and sampling will provide a higher level of reconnaissance information for the mineral claims. Phase two will also include an updated geological report with an independent analysis and recommendation on the mineral claims. Phase two is expected to take approximately six weeks to complete and it is planned for the late summer of 2005 or late spring of 2006. A budget of $23,000 is estimated for phase two and the components are as follows:

PHASE TWO	Budgeted Expense

Geological mapping and report	$10,000

Reconnaissance stream, grid rock and 200 samples	10,000

Camp cost and logistical support - 14 days with 4 men	3,000

Phase Two Total	$23,000

Again, our board of directors will make a determination whether to proceed with the next phase of the exploration program upon completion of phase two. In completing this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed. The next phase of the exploration program would likely be comprised of a small drill program and a geological interpretation of the results of the drilling program. The drilling program would require access to the site of the mineral claims with drilling equipment, the issuance of a work permit and the posting of a bond. The estimated cost of completion of this phase of the exploration program is approximately $250,000. This phase is expected to take approximately eight to ten weeks to complete and it is planned for the summer of 2007. Positive drilling results at this phase could indicate zones of mineralization but will not indicate, in any way, mineral reserves.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the State of Alaska who has had experience working in the regional area of the property.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Alaska.

We have paid the applicable rental fees required by Alaskan mining regulations for the staking of the property, which extends the mineral claims to September 1, 2005. Annual rental fees of $100 per quarter section, or $2,500 in total, must be paid to the State of Alaska by November 30, 2005. In addition, we will have to incur annual labor on the mineral claims of $400 per quarter section, or $10,000 in total, by September 1, 2005 in order to keep the claims in good standing or make payment in lieu.

In order to proceed with any drilling program, we will have to apply to the Alaska Department of Natural Resources, the Alaska Department of Conservation and the US Corps of Engineers. The permitting process is anticipated to take approximately six weeks and would be done through contractors based in Alaska. The permit fees are anticipated to be under $1,000 in total. The cost of contractors assisting with the permitting process is estimated to be approximately $1,500. The permitting process will be targeted to commence early in the field season with the objective of obtaining drilling permits for those locations identified for prospective drilling as a result of our initial exploration.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

EMPLOYEES

As of the date of this prospectus, we do not have any employees other than Mr. D. Barry Lee, our sole executive officer. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property in order to carry our plan of operations.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not incurred any research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

DESCRIPTION OF PROPERTIES

Our executive offices are located at Suite 2410, 650 West Georgia Street, Vancouver, British Columbia, Canada. Mr. D. Barry Lee, our President, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have twenty-five mineral claims located in southwestern Alaska, as described above under “Description of Business”.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our mineral claims:

1. We plan to conduct phase one of our recommended exploration program on our mineral claims. Phase one will consist of an IP and ground magnetic survey and is estimated to cost approximately $30,000. We expect to commence this first phase of our exploration program in late spring of 2005 depending on the availability of personal and equipment. Phase one is expected to take approximately two weeks to complete.

2. If warranted by the results of phase one, we intend to proceed with phase two of our recommended exploration program. Phase two is estimated to cost $23,000. We anticipate that we will have to raise additional funding in order to conduct the phase two program. If we obtain the necessary financing, we anticipate that phase two would be conducted during the late summer of 2005 or late spring 2006 and would take approximately six weeks to complete.

3. We anticipate spending approximately $2,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $24,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual mineral claim fees and general office expenses.

4. We anticipate spending approximately $25,000 in completing this offering. These expenses will consist primarily of professional fees relating to the completion of this offering.

As at December 31, 2004, we had cash reserves of $81,934 and working capital of $79,109. We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next twelve months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the twelve month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund phase two our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of phase two. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations

We may consider entering into a joint venture arrangement to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

RESULTS OF OPERATIONS

In the following discussions, references to 2004 are to our fiscal year ended December 31, 2004 and references to 2003 are to our fiscal year ended December 31, 2003.

Revenues

We have had no operating revenues since our inception on October 14, 2001 through to the year ended December 31, 2004. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative Expenses

Our general and administrative expenses for 2004 and 2003 are summarized below:

	Year Ended December 31, 2004	Year Ended December 31, 2003
General and administrative expenses
Bank Charges	$409	$85
Management Fees	16,050	Nil
Mineral Property Expenditures	10,187	Nil
Oil and Gas Property Expenditures (Recoveries)	(22,580)	22,580
Office and Miscellaneous	1,790	1,200
Professional Fees	8,773	Nil
Transfer Agent and Filing Fees	1,612	585
Total general and administrative expenses	$16,241	$24,450

Mineral property expenditures in 2004 consisted of $6,515 in staking costs for our Alaska mineral claims, $1,250 in annual rental fees and $2,422 for the interim cost of the geological report and compilation of existing technical reports and maps on our mineral claims. No mineral property costs were incurred in 2003 as we had no mineral properties during this period. We anticipate that our mineral property expenditures will increase during 2005 as we carry our planned exploration program on our Alaskan mineral claims.

Professional fees incurred during 2004 were incurred in connection with our completion of a financing in December 2004 and our preparation for filing this registration statement with the Securities and Exchange Commission. We did not incur any professional fees during 2003 as we were not actively raising capital during this year. We anticipate that our professional expenses will increase as we complete the process of filing our registration statement with the Securities and Exchange Commission and complete the process of becoming a reporting company under the Securities Exchange Act of 1934.

Management fees represented amounts charged by Mr. Lee, our sole executive officer, for management fees during 2004. Fees during 2004 represented Mr. Lee’s increased time commitment to our operations during 2004 as a result of our mineral property acquisition and financing. No management fees were charged by Mr. Lee in 2003.

We incurred $22,580 in oil and gas expenditures in 2003 for our proportionate share of drilling costs on our previous oil and gas property. As we entered into an agreement to sell our interest in this property in 2003, we did not incur any oil and gas expenditures in 2004. The drilling costs of $22,580 in 2003 were offset by cost recoveries of $22,580 during the year ended December 31, 2004 as a result of the disposition of our interest in our oil and gas property.

Excluding the one-time recovery of oil and gas expenditures of $22,580, total general and administrative expenses increased in 2004 over 2003 as a result of our acquisition of our mineral claims and our financing during 2004. We anticipate that total costs in 2005 will exceed total operating costs in 2004 due to our plan to complete phase one of our exploration program and our registration statement filing with the Securities and Exchange Commission.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $81,934 and working capital of $79,109 at December 31, 2004, compared to cash of $Nil and a working capital deficit of $4,650 at December 31, 2003.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $79,000, as outlined above under the heading “Plan of Operations”. We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next twelve months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not complete phase two during this period. If we determine to proceed with phase two during the next twelve months, then we will require additional financing.

Cash Used in Operating Activities

Cash used in operating activities was $12,609 for 2004, compared with cash used in operating activities of $24,450 for 2003. The decrease in cash used in operating activities reflects the recovery of oil and gas expenditures of $22,580 in 2004 that were expended in 2003. We anticipate that cash used in operating activities will increase in 2005, as discussed under “Plan of Operations”.

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception, on October 14, 2001, to December 31, 2004, we have raised a total of $129,625 from private offerings of our securities. Gross proceeds from the sale of shares of our common stock during 2004 totalled $100,000, compared to no such proceeds in 2003.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our venture will fail.

We received $14,843 from D. Barry Lee, our sole officer and director, in 2003 as advances. We paid $17,020 to Mr. Lee in 2004, which amount included repayment of the $14,843 advanced in 2003 and other advances Mr. Lee made to us in 2002.

We received $11,570 in 2004 as a result of the repayment by Banks Energy Inc. of funds previously advanced by us to Banks Energy pursuant to a refundable deposit on an option to acquire an interest in a prospective oil and gas property in Canada.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by D. Barry Lee

D. Barry Lee, our President, Secretary, Treasurer and director acquired 1,500,000 shares of our common stock at a price of $0.0001 per share. Mr. Lee paid a total purchase price of $150 for these shares on October 14, 2001.

Agreement with Banks Energy Inc.

In June 2003, we entered into a farm-out agreement with Banks Energy Inc. for the right to earn a 10.75% net revenue interest in the petroleum and natural gas rights on one section of land located in Tehama County, California, by paying 12.75% of the drilling, completion and tie-in costs of wells drilled on the property. In July 2003, we expended $22,580 for the drilling costs on a natural gas well on the property, which represented 12.75% of the estimated total drilling costs. In December 2003, Banks entered into an agreement with the operator of the property to sell all of its working interests in the property, including our 12.75% working interest, back to the operator for a minor loss. In conjunction with the sale, Banks agreed to reimburse us in full for our exploration expenditures incurred on the property to date. We received $22,580 from Banks during the year ended December 31, 2004 as reimbursement for all our costs. Banks is a related company because our sole executive officer and director, Mr. D. Barry Lee, is also the President and a director of Banks.

In October 2002, we advanced $11,570 ($15,000 in Canadian dollars) to Banks Energy Inc. as a refundable deposit on an option to acquire an interest in a prospective oil and gas property in Canada. Banks is a related company by virtue of sharing a common officer and director. The advance was unsecured, beared no interest and had no repayment terms other than that it was fully refundable. The advance was repaid during the year ended December 31, 2004.

Advances by D. Barry Lee

Since inception, D. Barry Lee, our sole executive officer and director has advanced us funds for general working capital. The advances were unsecured, beared no interest and had no repayment terms. During the year ended December 31, 2004, Mr. Lee was reimbursed his advances totalling $17,020 from the proceeds of the financing.

Management Fees

Mr. Lee, our sole executive officer, has provided his executive services at no charge to us since inception. However, during the year ended December 31, 2004, Mr. Lee was required to spend an extended period of time on our business and charged us a rate of $400 per day for his services between March and July of 2004 resulting in management fees of $16,050. Although Mr. Lee continues to provide his services at no charge, there are no assurances that his services will be provided at no charge in the future. There is no agreement or contract for management services between Mr. Lee and us. Mr. Lee has agreed not to charge any management fee during the current period in which we are carrying out phase one of our exploration program.

Other than as described above, Mr. Lee has not entered into any agreements with us in which he is to receive from us or provide to us anything of value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 47 registered shareholders.

Rule 144 Shares

A total of 1,696,500 shares of our common stock are available for resale to the public in accordance with the requirements of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 21,965 shares as of the date of this prospectus; or

2. the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, Mr. D. Barry Lee, our sole executive officer and director, owns 1,500,000 of the shares that will be eligible for Rule 144 sales. As an affiliate, Mr. Lee will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, shareholders holding 196,500 shares of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information as to chief executive officer, Mr. D. Barry Lee for the three years ended December 31, 2004, 2003 and 2002. We do not have any other executive officers.

No other compensation was paid to Mr. Lee other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
D. Barry Lee, President	2004 2003 2002	$16,050 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

EMPLOYMENT AGREEMENTS

We presently do not have any employment agreements or other compensation arrangements with Mr. Lee. Generally, Mr. Lee provides his services on a part-time basis without compensation. Mr. Lee has agreed not to charge any management fee during the current period in which we are carrying out phase one of our exploration program.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

STOCK OPTION GRANTS

We did not grant any stock options to any of our directors and officers during our most recent fiscal year ended December 31, 2004. We have not granted any stock options to any of our directors and officers since the end of our most recent fiscal year on December 31, 2004.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended December 31, 2004, or (ii) since the end of our most recent fiscal year on December 31, 2004.

OUTSTANDING STOCK OPTIONS

None of our directors or officers hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following consolidated financial statements of Red Sky listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

FINANCIAL STATEMENTS

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)

Financial Statements
(Expressed in U.S. Dollars)

December 31, 2004 and 2003

Index

Report of Independent Registered Public Accounting Firm

Balance Sheets

Statements of Stockholders’ Equity (Deficit)

Statements of Operations

Statements of Cash Flows

Notes to Financial Statements

MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)

We have audited the balance sheets of Red Sky Resources Inc. (the “Company”) (an exploration stage enterprise) as at December 31, 2004 and 2003, the related statements of stockholders’ equity (deficit) from October 14, 2001 (inception) to December 31, 2004 and the statements of operations and cash flows for the years ended December 31, 2004, 2003 and from October 14, 2001 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and cash flows for the years ended December 31, 2004, 2003 and from October 14, 2001 (inception) to December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada January 14, 2005	“MOORE STEPHENS ELLIS FOSTER LTD.” Chartered Accountants

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Balance Sheets

(Expressed in U.S. Dollars)
	December 31	December 31
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$81,934	$-
Due from a related party	-	11,570
Total current assets	81,934	11,570
Mineral Property (Note 3)	-	-
Oil and gas property (Note 4)	-	-
Total assets	81,934	11,570

LIABILITIES
Current liabilities
Bank indebtedness	$-	$7
Accounts payable and accrued liabilities	2,825	59
Due to a related party	-	16,154
Total current liabilities	2,825	16,220
STOCKHOLDERS’ EQUITY (DEFICIT)
Share capital (Note 5)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and
outstanding	$-	$-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 2,196,500 issued
and outstanding (December 31, 2003 - 1,696,500)	220	170
Additional paid in capital	129,405	29,455
Deficit accumulated during the exploration stage	(50,516)	(34,275)
Total stockholders’ equity (deficit)	79,109	(4,650)
Total liabilities and stockholders’ equity	$81,934	$11,570

The accompanying notes are an integral part of these consolidated financial statements

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
For the period from October 14, 2001 (inception) to December 31, 2004
Statements of Stockholders’ Equity (Deficit)

(Expressed in U.S. Dollars)
						Deficit
						accumulated	Total
					Additional	during	Stockholders’
	Preferred Stock		Common Stock		paid-in	exploration	equity
	Shares	Amount	Shares	Amount	capital	stage	(deficit)
Stocks issued at $0.0001 per share in
October 2001	-	-	1,500,000	150	-	-	150
Net (loss) for the period	-	-	-	-	-	(542)	(542)
Balance, December 31, 2001	-	-	1,500,000	150	-	(542)	(392)
Stocks issued at $0.15 per share in	-	-	196,500	20	29,455	-	29,475
February 2002
Net (loss) for the period	-	-	-	-	-	(9,283)	(9,283)
Balance, December 31, 2002	-	-	1,696,500	170	29,455	(9,825)	19,800
Net (loss) for the period	-	-	-	-	-	(24,450)	(24,450)
Balance, December 31, 2003	-	-	1,696,500	170	29,455	(34,275)	(4,650)
Stocks issued at $0.20 per share in
December 2004	-	-	500,000	50	99,950	-	100,000
Net (loss) for the period	-	-	-	-	-	(16,241)	(16,241)
Balance, December 31, 2004	-	-	2,196,500	220	129,405	(50,516)	79,109

The accompanying notes are an integral part of these consolidated financial statements.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Statements of Operations

(Expressed in U.S. Dollars)
	Cumulative
	October 14,	Year	Year
	2001 (inception)	Ended	Ended
	to December 31,	December 31,	December 31,
	2004	2004	2003

General and administrative expenses
Bank charges	$666	$409	$85
Consulting fees	4,068	-	-
Management fees	16,050	16,050	-
Mineral property expenditures	10,187	10,187	-
Oil and gas property expenditures (Recovery)	-	(22,580)	22,580
Office and Miscellaneous	3,578	1,790	1,200
Professional fees	13,109	8,773	-
Transfer agent and filing fees	2,858	1,612	585

Net loss for the period	$(50,516)	$(16,241)	$(24,450)

Basic and diluted loss per share,
Net loss per share		$(0.01)	$(0.01)

Weighted average number of
common shares outstanding		1,697,866	1,696,500

The accompanying notes are an integral part of these financial statements.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Statements of Cash Flows

(Expressed in U.S. Dollars)
	Cumulative
	October 14, 2001	Year	Year
	(inception) to	Ended	Ended
	December 31,	December 31,	December 31,
	2004	2004	2003

Cash flows from (used in) operating activities
Net (loss) for the period	$(50,516)	$(16,241)	$(24,450)
Adjustment to reconcile net loss to
net cash used in operating activities:
- foreign exchange	-	866	-
Changes in non-cash working capital items:
- accounts payable and accrued liabilities	2,825	2,766	-

Net cash used in operating activities	(47,691)	(12,609)	(24,450)

Cash flows from (used in) financing activities
Proceeds from issuance of common stock	129,625	100,000	-
Due from a related party	-	11,570	-
Due to a related party	-	(17,020)	14,843

Net cash provided by financing activities	129,625	94,550	14,843

Increase (decrease) in cash and cash equivalents	81,934	81,941	(9,607)

Cash and cash equivalents (deficiency), beginning of period	-	(7)	9,600

Cash and cash equivalents (deficiency), end of period	$81,934	$81,934	$(7)

Supplemental cash flow information:
Interest expenses paid	$-	$ -	$-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

1.

Incorporation and Continuance of Operations

Red Sky Resources Inc. (the “Company”) was formed on December 20, 2004 upon the merger (the “Merger”) of Pacific Petroleum Inc., a Delaware corporation (“Pacific Petroleum”) with its wholly owned subsidiary, Red Sky Resources Inc., a Nevada corporation (“Red Sky Nevada”). Pacific Petroleum was incorporated under the laws of the State of Delaware on October 14, 2001. Red Sky Nevada was incorporated under the laws of the State of Nevada on November 23, 2004. At the time of the Merger, Pacific Petroleum owned all of the issued and outstanding shares of Red Sky Nevada. Each share of Pacific Petroleum common stock issued and outstanding immediately prior to the Merger was converted into one share of common stock of Red Sky Nevada. The surviving legal entity is Red Sky Nevada while the financial statements are the continuation of Pacific Petroleum.

The Company is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any material operating revenues to date.

2.	Significant Accounting Policies

a)

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at December 31, 2004 and 2003, cash and cash equivalents consist of cash only.

b)

Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

c)	Mineral Properties Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

d)	Environmental Requirements At the report date, environmental requirements related to mineral claims acquired are unknown and therefore an estimate of any future cost cannot be made.

e)

Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of December 31, 2004 the Company had no balance in a bank beyond insured limits.

f)

Foreign Currency Transactions

The Company maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

g)

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The Company’s financial instruments consist of cash and cash equivalents, due from a related party, accounts payable and accrued liabilities and due to a related party. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these items. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

h)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards (SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

i)

Comprehensive Income

The Company adopted SFAS No. 130, “Reporting Comprehensive Income”, which requires inclusion of foreign currency translation adjustments, reported separately in its Statement of Stockholders’ Equity, in other comprehensive income. The Company had no other comprehensive income for the year ended December 31, 2004.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

j)

Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share as there are no dilutive securities outstanding.

k)

Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation”, as amended by SFAS No. 148 “Accounting for Stock-based Compensation – Transition and Disclosure – An amendment of SFAS No. 123”. SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

The Company did not grant any stock options during the fiscal years 2004 and 2003.

l)

Goodwill and Intangible Assets

Goodwill represents the excess of cost over fair value of assets of business acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at lest annually in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

m)

Accounting for Derivative Instruments and Hedging Activities

The Company has adopted Statement of Financial Accounting Standards No. 133 (SFAS 133) Accounting for Derivative and Hedging Activities, which requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain and loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.

n)

Long-Lived Assets Impairment

Long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

o)

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 does not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 does not have an impact on the Company’s financial statements.

In December 2003, the FASB Issued SFAS No. 132(R), a revision to SFAS No. 132, Employer’s Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosure about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for the financials statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for the fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) does not have an impact on the Company’s financial position or results of operations.

In December, 2003 the American Institute of certified Public Accounts and the Securities and Exchange Commission (“SEC”) expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability. The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after march 15, 2004, Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC’s position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has not yet determined the impact on the financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. The adoption of this new accounting pronouncement does not have an impact on the Company’s financial statements.

In January 2003, the FASB released FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires that all primary beneficiaries of variable interest entities consolidate that entity. FIN 46 is effective immediately for variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company did not create a variable interest entity after January 31, 2003 and does not have a variable interest entity as of December 31, 2003. The adoption of this new accounting pronouncement does not have an impact on the Company’s financial statements.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

o)

New Accounting Pronouncements (continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 does not have an impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have a material impact on the Company’s financial statements.

3.

Mineral Property

During the year ended December 31, 2004, the Company staked twenty-five mining claims located in the Iliamna Recording District of Southwestern Alaska. As the claims do not contain any known reserves, the acquisition costs were expensed during the year ended December 31, 2004. The mineral claims are renewable on the 1st of every September conditional on meeting certain mineral exploration expenditures or by paying cash in lieu of mineral exploration expenditures.

4.

Oil and gas Property

In June 2003, the Company entered into a farmout agreement with Banks Energy Inc. (“Banks”), a related company by virtue of sharing a common officer and director, for the right to earn a 10.75% net revenue interest in one section of land by paying 12.75% of the drilling, completing and tie-in costs. The section of land is located in Tehama County, California. In July 2003, the Company expended $22,580 for the drilling costs on a well on the property, which represented 12.75% of the estimated drilling costs.

In December 2003, Banks entered into an agreement with the operator of the property to sell all of its working interests in the property, including the Company’s 10.75% working interest, back to the operator for a minor loss. In conjunction with the sale, Banks agreed to reimburse the Company in full for all its exploration expenditures incurred on the property to date. The Company received $22,580 from Banks during the year ended December 31, 2004 for the reimbursement.

5.	Share Issuances During the year ended December 31, 2004, the Company received $100,000 for the issuance of 500,000 common stock at $0.20 per share.

RED SKY RESOURCES INC.
(formerly Pacific Petroleum Inc.)
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2004 and 2003
(Expressed in U.S. Dollars)

6.

Income Taxes

As at December 31, 2004, the Company has estimated tax losses carryforward for tax purposes of $50,000. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The tax effects of temporary differences that give rise to the Company’s deferred tax asset are as follows:

	2004	2003
Loss carry forwards	$17,000	$11,000
Valuation allowance	(17,000)	(11,000)
	$-	$-

6.	Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

a)	In fiscal year 2004, the Company paid management fees of $16,050 (2003 - $nil) to the sole officer and director of the Company.

b)
At December 31, 2003, the Company owed its sole officer and director $16,154 for advances made to the Company. The advances were unsecured, beared no interest and had no repayment terms. The advances were repaid during the year ended December 31, 2004.

c)
At December 31, 2003, the Company was owed $11,570 from Banks, a related company by virtue of sharing a common officer and director. The advance was pursuant to a refundable deposit on an option to acquire an interest in a prospective oil and gas property in Canada. The advance was unsecured, beared no interest and had no repayment terms. The advance was repaid during the year ended December 31, 2004.

8.	Comparative Figure Certain of the comparative figures have been reclassified to conform to the current year’s presentation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

1. we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

2. we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1) such indemnification is expressly required to be made by law;

(2) the proceeding was authorized by our Board of Directors;

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by Red Sky in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$16.04

Accounting fees and expenses	$6,500

Legal fees and expenses	$15,000

Transfer agent and registrar fees	$1,500

Fees and expenses for qualification under state securities laws	$0

Miscellaneous (including Edgar filing fees)	$1,983.96

Total	$25,000.00

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 1,500,000 shares of our common stock at a price of $0.0001 per share to Mr. D. Barry Lee, our sole officer and director, on October 14, 2001, for total proceeds of $150. We completed this offering pursuant to Section 4(2) of the Securities Act. Mr. Lee, as our sole officer and director, was in possession of sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Mr. Lee. The 1,500,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 196,500 shares of our common stock at a price of $0.15 per share to a total of thirty-six purchasers on February 6, 2002. The total proceeds from this offering were $29,475. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 500,000 shares of our common stock at a price of $0.20 per share to a total of ten purchasers on December 30, 2004. The total proceeds from this offering were $100,000. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS.

The following exhibits are filed with this registration statement on Form SB-2:

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation

3.2	By-Laws

3.3	Articles of Merger, as filed with the Nevada Secretary of State

3.4	Certificate of Merger, as filed with the Delaware Secretary of State

5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered

10.1	Farmout Agreement with Banks Energy Inc. (formerly, Banks Ventures Ltd.) dated June 1, 2003

10.2	Mining Quitclaim Deed dated August 16, 2004

10.3	Agreement and Plan of Merger between Red Sky Resources Inc. and Pacific Petroleum Inc. dated December 6, 2004

23.1	Consent of Independent Auditors

23.2	Consent of Geologist to use of name

23.3	Consent of Counsel (Included in Exhibit 5.1)

Exhibit
Number	Description of Exhibit

24.1	Power of Attorney (Included on the signature page of this registration statement)

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution,

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on January 28, 2005.

RED SKY RESOURCES INC.

By:	/s/ D. Barry Lee
D. Barry Lee
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Barry Lee, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
President, Chief Executive Officer, Chief Financial
/s/ D. Barry Lee	Officer and Director (Principal Executive Officer	January 28, 2005
D. Barry Lee	and Principal Accounting Officer)